EXHIBIT 3.5

Compensation & Benefits Committee Charter

Committee’s Purpose

The Compensation & Benefits Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) to discharge the Board’s duties and responsibilities relating to compensation of the Company’s directors and executive officers and oversight of the management of the various pension, savings, health and welfare plans that cover the Company’s employees.

Committee Membership

The Compensation & Benefits Committee shall be composed entirely of not less than two non-employee, independent members of the Board of Directors. All members of the Committee shall be independent directors, as determined in the business judgment of the Board. The Board, by resolution of a majority of the non-employee directors, shall appoint (and may remove) the members of the Committee. Each member of the Committee shall be literate in compensation-related matters. Such literacy shall be determined by the Board in its business judgment.

Committee Chairman

The Board, by resolution of a majority of the non-employee directors, shall designate one member of the Committee to act as the Chairman of the Committee. The Committee member so designated shall (a) chair all meetings of the Committee; (b) coordinate the evaluation of the performance of the Chief Executive Officer (“CEO”); and (c) perform such other activities as from time to time are requested by the other directors or as circumstances indicate.

Committee’s Duties and Responsibilities

1.  The Committee shall assess the Company’s financial and non-financial performance against a number factors it considers significant and relevant, evaluate the CEO in light of this performance, and set the CEO’s compensation level based on this evaluation.

2.  The Committee shall review and provide oversight of the Company’s compensation philosophy and composition of the peer company community used for market comparison, and shall approve the establishment of competitive targets versus the peer community and all equity-based plans requiring shareholder approval.

3.  The Committee shall review eligibility criteria and award guidelines for corporate-wide compensation programs in which management level employees participate, including Stock Compensation, Stock Options and Certificates of Extra Compensation.

4.  The Committee will review the design and management of the various pension, savings, health and welfare plans that cover the employees of NetREIT.

5.  The Committee shall conduct an annual evaluation of its performance in fulfilling its duties and responsibilities under this Charter.

6.  The Committee shall make an annual report to the Board.

7.  The Committee shall review and approve any recommended compensation actions for the Company’s Executive Committee members, including base salary, annual incentive bonus, and stock option awards.

8.  The Committee has delegated to the Company’s Management the responsibility for the review and approval of the compensation of non-Executive Committee officers and other key executives of the Company.

9.  The Committee shall review verification from the Company’s independent auditors that compensation awards to members of the Executive Committee, including the CEO, comply with all requirements of the Company’s Executive Incentive Plan.

10. The Committee shall determine and/or approve awards to employees of stock options pursuant to any of the Company’s employee Stock Option Plans and to exercise such other power and authority as may be permitted or required under such Stock Option Plans. At the Committee’s discretion, the approval of stock option awards to employees, other than to members of the Executive Committee, may be delegated to management

11. The Committee shall from time to time review and approve compensation (fees and equity) for the non-employee directors.

12. The Committee shall have the authority and appropriate funds to obtain advice and assistance from internal or external legal, accounting or other advisors. The Committee shall have authority to retain and terminate any compensation consultant retained to assist in the evaluation of director, CEO or senior executive compensation, including the authority to approve fees and other retention terms.

13. The Committee shall, on an annual basis, review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.